Exhibit 99.1

Supernus Announces Fourth Quarter and Full Year 2022 Financial Results

•Full Year 2022 total revenues of $667.2 million, a 15% increase compared to full year 2021
•Fourth quarter 2022 Qelbree® net product sales of $23.6 million increased 29% compared to third quarter of 2022; Full year 2022 Qelbree net product sales of $61.3 million, compared to $9.9 million for full year 2021
•Executed a second significant pharmacy benefit manager contract for Qelbree
•Fourth quarter 2022 GOCOVRI® net product sales of $29.2 million increased 13% compared to fourth quarter of 2021; Full year 2022 GOCOVRI net product sales of $104.4 million increased 19% compared to full year 20211
•Anticipates approximately 30% growth at the midpoint of full year 2023 total revenues guidance compared to full year 2022, excluding revenues of Trokendi XR®
1Includes net product sales reported by Adamas Pharmaceuticals prior to the acquisition of Adamas by Supernus Pharmaceuticals in November 2021.
ROCKVILLE, MD, February 28, 2023 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the fourth quarter and full year of 2022 and associated Company developments.
“In 2022, we continued to execute on our long-term growth strategy focusing on successfully transitioning from our legacy and mature products to our growth products, and finished the year with record revenues of $667.2 million, up 15% from the prior year,” said Jack Khattar, President and CEO of Supernus. “Based on this successful transition and with a solid foundation, we are confident that our growth drivers will allow us to offset the impact coming from loss of exclusivity for Trokendi XR and position us well to drive strong revenue and non-GAAP operating income growth in 2024 and beyond.”
Qelbree Update
•Total IQVIA prescriptions were 117,635 in the fourth quarter of 2022, an increase of 24% compared to total prescriptions of 94,681 in the third quarter of 2022. In January 2023, the most recent month available, total prescriptions reached 42,881.
•Continued healthy growth in the U.S. attention-deficit hyperactivity disorder market with 2022 total number of prescriptions reaching more than 90 million, an increase of 9% compared to 2021, according to IQVIA.
•The average wholesale acquisition cost per Qelbree prescription continued to increase in the fourth quarter of 2022, driven by increases in the average daily dose and prescription size.
•Executed a second significant pharmacy benefit manager contract effective January 2023, and continued making progress in securing and improving managed care coverage.
•Qelbree continues to expand its base of prescribers, with approximately 16,822 prescribers in the fourth quarter of 2022, up from 14,265 prescribers from the third quarter of 2022.
Product Pipeline Update
SPN-830 (apomorphine infusion device) - Continuous treatment of motor fluctuations (“off” episodes) in Parkinson's disease (PD)
•The Company will be meeting with the U.S. Food and Drug Administration (FDA) in April 2023 to discuss the Complete Response Letter received in October 2022. We will announce the timing for our resubmission after our discussion with the FDA.

SPN-820 - Novel first-in-class activator of mTORC1
•The Phase II multi-center, randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression is ongoing. The study will examine the efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 270 patients. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score, a standard depression rating scale.
SPN-817 – A novel product candidate for the treatment of epilepsy
•The Company has commenced an open-label Phase II clinical study of SPN-817 in patients with treatment-resistant seizures. Depending on the rate of enrollment, the Company expects to have data in the first half of 2024.
Financial Highlights
Net Product Sales
For the three months ended December 31, 2022, net product sales were $163.8 million, a 6% increase over net product sales of $155.0 million for the same period in 2021. For the full year ended December 31, 2022, net product sales were $649.4 million, a 14% increase over net product sales of $567.5 million for the same period in 2021. The increases in both periods were primarily due to net product sales of GOCOVRI and growth in net product sales of Qelbree.
The following table provides information regarding net product sales during the three months and full year ended December 31, 2022 and 2021 (dollars in millions):

	Three Months Ended December 31,			Full Year Ended December 31,
	2022	2021	Change %	2022	2021	Change %
Net product sales
Trokendi XR®	$57.2	$73.3	(22)%	$261.2	$304.8	(14)%
Oxtellar XR®	27.4	28.6	(4)%	115.4	110.7	4%
GOCOVRI(1)	29.2	9.8	**	104.4	9.8	**
Qelbree	23.6	7.2	228%	61.3	9.9	519%
APOKYN®	18.1	25.9	(30)%	75.3	99.2	(24)%
Other(2)	8.3	10.2	(19)%	31.8	33.1	(4)%
Total net product sales	$163.8	$155.0	6%	$649.4	$567.5	14%
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(1) Net product sales as of the acquisition of Adamas Pharmaceuticals, Inc. by the Company (the "Adamas Acquisition") in November 2021.
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
** Percentage not meaningful for comparative purposes since net product sales for 2021 included revenues from date of Adamas Acquisition.
Operating earnings (GAAP and non-GAAP)
For the three months ended December 31, 2022, operating earnings (GAAP) was $34.3 million, as compared to operating earnings (GAAP) of $6.1 million for the same period in 2021. The increase was primarily due to full quarter net product sales of the commercial products acquired through the Adamas Acquisition and decreased selling, general and administrative expense due to the Adamas Acquisition-related costs incurred in 2021. For the full year ended December 31, 2022 operating earnings (GAAP) were $46.1 million, as compared to $86.0 million for the same period in 2021. The decrease was primarily due to activities to support the launch of Qelbree to the adult population and amortization of acquired intangible assets from the Adamas Acquisition.
For the three months ended December 31, 2022, adjusted operating earnings (non-GAAP) were $57.6 million, compared to $46.2 million in the fourth quarter of 2021. For the full year ended December 31, 2022, adjusted operating earnings (non-GAAP) were $148.8 million, compared to $167.3 million for the same period of 2021.

Reconciliation of GAAP to Non-GAAP Adjustments
An itemized reconciliation between operating earnings on a GAAP basis and operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended December 31,		Full Year Ended December 31,
	2022	2021	2022	2021
Operating earnings - As Reported (GAAP)	$34.3	$6.1	$46.1	$86.0
Adjustments:
Amortization of intangible assets	20.7	12.0	82.6	30.0
Share-based compensation	4.3	4.0	17.6	17.9
Contingent consideration expense (gain)	(2.4)	1.1	(0.5)	(6.5)
Acquisition-related costs	—	22.3	—	22.3
Other R&D	—	—	—	15.0
Depreciation	0.7	0.7	3.0	2.6
Operating earnings - As Adjusted (non-GAAP)	$57.6	$46.2	$148.8	$167.3
Non-GAAP operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, depreciation, and non-recurring costs. Acquisition-related costs reflect non-recurring acquisition-related costs associated with the Adamas Acquisition. Other R&D reflects a non-cash expense related to the equity investment in Navitor due to the accounting impact of the March 2021 Navitor corporate restructuring. The increase in amortization of intangible assets for the three and twelve month periods ended December 31, 2022 was due to the amortization of acquired intangible assets from the Adamas Acquisition in November 2021.
Net earnings (GAAP)
For the three months ended December 31, 2022, net earnings (GAAP) and diluted earnings per share (GAAP) were $25.5 million and $0.43, respectively, as compared to $2.4 million, or $0.04 per diluted share, in the same period in 2021.
For the full year ended December 31, 2022, net earnings (GAAP) and diluted earnings per share (GAAP) were $60.7 million and $1.04, respectively, as compared to $53.4 million, or $0.98 per diluted share, in the same period in 2021.
Balance sheet
At December 31, 2022, the Company’s cash, cash equivalents, current and long-term marketable securities are approximately $555.2 million, compared to $458.8 million as of December 31, 2021. This increase was primarily due to cash generated from operations.
In February 2023, the Company entered into a credit line agreement with UBS Bank USA providing the Company an uncommitted demand secured line of credit of up to $150.0 million, which can be drawn at any time.
Full Year 2023 Financial Guidance (GAAP)
The Company’s full year 2023 total revenue guidance represents approximately 30% growth at the midpoint compared to full year 2022, excluding revenues of Trokendi XR in both periods. The Company’s full-year 2023 financial guidance is set forth below (dollars in millions):

Amount
Total revenues (1) (Includes $60 million to $80 million of Trokendi XR(2))	$580 - $620
Combined R&D and SG&A expenses	$460 - $490
Operating loss (3)	$(50) - $(25)
___________________________________________
(1) Includes net product sales and royalty revenue.
(2) Reflects generic entry on Trokendi XR in 2023.
(3) Includes amortization of intangible assets and contingent consideration expense (gain).

Full Year 2023 Financial Guidance - GAAP to Non-GAAP Adjustments
An itemized reconciliation between projected operating loss on a GAAP basis and projected operating earnings on a non-GAAP basis is as follows (dollars in millions):

Amount
Operating loss - GAAP	$(50) - $(25)
Adjustments:
Amortization of intangible assets	$80 - $80
Share-based compensation	$20 - $23
Contingent consideration	$10 - $12
Depreciation	$5 - $5
Operating earnings - non-GAAP	$65 - $95
Non-GAAP Financial Information
This press release contains a financial measure, non-GAAP operating earnings, which does not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measure should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP operating earnings adjusts for non-cash share-based compensation expense, depreciation and amortization, and accretion of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We believe the use of non-GAAP operating earnings is useful supplemental information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. There are limitations associated with the use of non-GAAP financial measures. Including such measures may not be entirely comparable to similarly titled measures used by other companies, may not reflect all items of income and expense, as applicable, that affect our operations, potential differences among calculation methodologies, may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s financial guidance is also being provided on both a reported and a non-GAAP basis.
Conference Call Details
Supernus will host a conference call and webcast today, February 28, 2023, at 4:30 p.m. Eastern Time to discuss these results.
A live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in PD, cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products and the products of its subsidiaries; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue from its products and the products of its subsidiaries; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$93,120	$203,434
Marketable securities	368,214	136,246
Accounts receivable, net	165,497	148,932
Inventories, net	91,541	85,959
Prepaid expenses and other current assets	15,779	27,019
Total current assets	734,151	601,590
Long-term marketable securities	93,896	119,166
Property and equipment, net	15,173	16,955
Intangible assets, net	702,463	784,693
Goodwill	117,019	117,516
Other assets	39,806	49,232
Total assets	$1,702,508	$1,689,152

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$96,342	$117,683
Accrued product returns and rebates	151,665	132,724
Contingent consideration, current portion	21,120	44,840
Convertible notes, net (a)	401,968	—
Other current liabilities	16,863	20,132
Total current liabilities	687,958	315,379
Convertible notes, net (a)	—	379,252
Contingent consideration, long-term	33,847	35,637
Operating lease liabilities, long-term	35,998	41,298
Deferred income tax liabilities (a)	49,809	85,355
Other liabilities	8,692	16,380
Total liabilities	816,304	873,301

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 54,253,796 and 53,256,094 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	54	53
Additional paid-in capital (a)	408,115	434,337
Accumulated other comprehensive (loss) earnings, net of tax	(3,210)	1,539
Retained earnings (a)	481,245	379,922
Total stockholders’ equity	886,204	815,851

Total liabilities and stockholders’ equity	$1,702,508	$1,689,152
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(a) Effective January 1, 2022, the Company adopted the simplified convertible instruments accounting guidance (ASU 2020-06), which impacted the treatment of our Convertible Senior Notes Due 2023. The adoption of ASU 2020-06 increased the carrying amount of the convertible notes, net by $20.6 million, increased retained earnings by $40.6 million, reduced additional paid-in capital by $56.2 million, and decreased deferred tax liabilities by $5.0 million as of January 1, 2022.

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Earnings
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues
Net product sales	$163,785	$154,963	$649,432	$567,504
Royalty revenues	3,543	4,087	17,806	12,271
Total revenues	167,328	159,050	667,238	579,775

Costs and expenses
Cost of goods sold (a)	22,954	16,994	87,221	75,061
Research and development	17,774	21,078	74,552	90,467
Selling, general and administrative	73,972	101,735	377,221	304,759
Amortization of intangible assets	20,698	12,025	82,630	29,989
Contingent consideration (gain) expense	(2,404)	1,120	(510)	(6,530)
Total costs and expenses	132,994	152,952	621,114	493,746

Operating earnings	34,334	6,098	46,124	86,029

Other income (expense)
Interest and other income, net	2,400	1,887	21,689	10,569
Interest expense (b)	(1,594)	(5,934)	(7,070)	(23,423)
Total other income (expense)	806	(4,047)	14,619	(12,854)

Earnings before income taxes	35,140	2,051	60,743	73,175

Income tax (benefit) expense	9,659	(391)	32	19,751
Net earnings	$25,481	$2,442	$60,711	$53,424

Earnings per share
Basic	$0.47	$0.05	$1.13	$1.01
Diluted (b)	$0.43	$0.04	$1.04	$0.98

Weighted average shares outstanding
Basic	54,104,908	53,235,082	53,665,143	53,099,330
Diluted (b)	62,087,687	54,528,826	61,679,800	54,356,744
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(a) Excludes amortization of acquired intangible assets
(b) As a result of the adoption of ASU 2020-06 in January 1, 2022, for the 2022 periods presented, the Company used the if-converted method in calculating diluted earnings per share. The potential dilutive effect of the convertible notes, an increase of 6.8 million in dilutive shares, is included in the computation of diluted earnings (loss) per share if these are determined to be dilutive for the respective period. In addition, beginning January 1, 2022, the Company no longer records interest expense on the previously recorded discount for the embedded conversion feature on the Convertible Senior Notes Due 2023.

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com